Exhibit 10.2

PROMISSORY NOTE

$1,230,500.00	December 16, 2011

For value received, Perfect Sting Racing Corporation, a Delaware corporation having an address at 901 South Federal Highway, Hallandale Beach, Florida 33009 (“Borrower”), promises to pay to the order of The Alpen House Racing ULC, an Alberta unlimited liability company, (“Lender”), at its office in Aurora, Ontario, Canada (or at such other location as Lender may direct), in lawful money of the United States of America and in immediately available funds, on the Maturity Date (as hereafter defined), the principal sum of One Million Two Hundred Thirty Thousand Five Hundred Dollars and No Cents ($1,230,500.00), together with interest on the unpaid principal balance hereof at the rate of 0.19% per annum, compounded annually on each anniversary of the date hereof, from and including the date hereof to but excluding the date of payment. As used herein, “Maturity Date” shall mean the earlier of (i) December 16, 2014 and (ii) the date of consummation of an offering of equity securities of Borrower pursuant to which net proceeds from the sale of such equity securities to persons other than affiliates of Lender or Borrower equal or exceed the amount then due under this Note. This Note may be prepaid in whole or in part at any time without penalty or premium. An “Event of Default” shall occur hereunder if the principal of and all accrued and unpaid interest on this Note shall not have been paid in full by 5:00 Eastern Standard Time on the Maturity Date.

Borrower shall pay all costs of collection, including reasonable attorneys’ fees and legal expenses, if this Note is not paid when due, whether or not legal proceedings are commenced.

Presentment for payment, demand, notice of dishonor and protest and any and all other notices and defenses, including but not limited to set-off and counterclaim, are expressly waived.

This Note shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to conflicts of law provisions thereof.

PERFECT STING RACING CORPORATION
a Delaware corporation, as Borrower

By:	/s/ Lyle Strachan
Name:	Lyle Strachan
Title:	Chief Financial Officer